                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SunTrust Banks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                (SUNTRUST LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
SunTrust Banks, Inc.

     The Annual Meeting of Shareholders of SunTrust Banks, Inc. will be held in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on Tuesday, April 17, 2001, at 9:30 a.m. local time, for the following purposes:

          1. To elect one director to serve until the Annual Meeting of Shareholders in 2002, one director to serve until the Annual Meeting of Shareholders in 2003 and five directors to serve until the Annual Meeting of Shareholders in 2004; and

          2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on February 16, 2001 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Raymond D. Fortin
                                          Corporate Secretary

March 1, 2001

                                IMPORTANT NOTICE

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES BY: (1) A TOLL-FREE TELEPHONE CALL, (2) THE INTERNET, OR (3) COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED.

                              SUNTRUST BANKS, INC.
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The enclosed proxy is solicited on behalf of the Board of Directors of SunTrust Banks, Inc. (the "Company" or "SunTrust") in connection with the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 17, 2001 (the "Annual Meeting"). The enclosed proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his shares voted by proxy even if he attends the Annual Meeting. The proxy may be revoked by the person giving it at any time before it is exercised, by notice to the Corporate Secretary of the Company, by submitting a proxy having a later date, or by such person appearing at the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies for the proposal described below will be voted as recommended by the Board of Directors. This Proxy Statement and the enclosed proxy are being first mailed to the Company's shareholders on or about March 8, 2001.

     Shareholders of record can simplify their voting and reduce the Company's costs by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please date, sign and return the proxy card.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

     Pursuant to the Bylaws of the Company, the Board of Directors has determined that the number of directors constituting the Board of Directors shall be 16, with directors divided into 3 classes serving staggered 3-year terms. There is 1 director, Patricia C. Frist, who has been nominated to stand for reelection as a director at the Annual Meeting in 2001 for a term expiring in 2002, 1 director, Douglas N. Daft, who has been nominated to stand for reelection as a director at the Annual Meeting in 2001 for a term expiring in 2003, and 5 directors, Summerfield K. Johnston, Jr., Larry L. Prince, R. Randall Rollins, Frank S. Royal, M.D. and James B. Williams, who have been nominated to stand for reelection as directors at the Annual Meeting in 2001 for terms expiring in 2004. In addition to the 7 nominees, there are 8 other directors continuing to serve on the Board of Directors, whose terms expire in 2002 and 2003. Richard G. Tilghman retired as a director on December 31, 2000 and Frank
E. McCarthy passed away on February 26, 2001. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ALL OF THE NOMINEES.

     The proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. If, at the time of the Annual Meeting of Shareholders, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director.

     Nominations for election to the Board of Directors may be made by any shareholder entitled to vote for the election of directors. In accordance with the Bylaws, nominations shall specify the class (term) of directors to which each person is nominated, shall be made in writing and shall be delivered or mailed to the Company's Chairman of the Board not later than March 19, 2001. Any such nomination shall contain the following information: (i) the name and address of the proposed nominee; (ii) the principal occupation of the proposed nominee; (iii) the total number of shares of issued and outstanding $1.00 par value per share common stock of the Company ("Company Common Stock") that, to the knowledge of the nominating shareholder, will be voted for the proposed nominee; (iv) the name and residence address of each nominating shareholder; (v) the number of shares of Company Common Stock owned by the nominating shareholder; (vi) the total number of shares of Company Common Stock that, to the knowledge of the nominating shareholder, are owned by the proposed nominee; and (vii) the signed consent of the proposed nominee to serve, if elected.

     The following table sets forth for each nominee and each director whose term continues after the meeting, his or her age, the number of shares of Company Common Stock beneficially owned by such person on December 31, 2000, a brief description of his or her principal occupation and business experience during the last 5 years, certain other directorships held and how long he or she has been a director of the Company.

                                                                               SHARES OF
                                                                 DIRECTOR       COMPANY
NAME, PRINCIPAL OCCUPATION, CERTAIN OTHER DIRECTORSHIPS AND AGE   SINCE     COMMON STOCK(1)
---------------------------------------------------------------  --------   ---------------
NOMINEE FOR TERM EXPIRING IN 2002
PATRICIA C. FRIST is a partner in Frist Capital Partners, which    2000            2,500(2)
  invests in equities, real estate and venture capital. Mrs.
  Frist is also President of Frisco, Inc., an investment
  corporation, as well as President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation. Mrs. Frist is 61.

NOMINEE FOR TERM EXPIRING IN 2003
DOUGLAS N. DAFT is the Chairman of the Board and Chief             2000            5,000(3)
  Executive Officer of The Coca-Cola Company. Mr. Daft served as President and Chief Operating Officer of The Coca-Cola
  Company from December 1999 until elected to his current
  positions on February 17, 2000. He previously served as
  Senior Vice President of The Coca-Cola Company from 1991
  until December 1999, and as President of the Middle and Far
  East Group from January 1995 until October 1999 when he was given expanded responsibilities for the Middle and Far East
  Group, the Africa Group, the Schweppes Beverages Division and
  the Japan Division. Mr. Daft is 57.

NOMINEES FOR TERM EXPIRING IN 2004
SUMMERFIELD K. JOHNSTON, JR. is Chairman of the Board and Chief    1997          206,780(4)
  Executive Officer of Coca-Cola Enterprises Inc., a producer and distributor of products of The Coca-Cola Company and
  other liquid non-alcoholic refreshment products. He served as
  Chief Executive Officer of Coca-Cola Enterprises Inc. until
  1998, and reassumed this position in January 2000. Mr.
  Johnston is 68.
LARRY L. PRINCE is Chairman of the Board and Chief Executive       1996          508,000(5)
  Officer of Genuine Parts Company, a service organization
  engaged in the distribution of automotive replacement parts, industrial replacement parts and office products. Mr. Prince is also a director of Crawford & Co., Equifax Inc. and John
  H. Harland Co. Mr. Prince is 62.
R. RANDALL ROLLINS is Chairman of the Board and Chief Executive    1995           63,986(6)
  Officer of Rollins, Inc., a consumer services company. He is also Chairman of the Board and Chief Executive Officer of
  RPC, Inc., an oil and gas field services and boat
  manufacturing company, and a director of Dover Downs
  Entertainment, Inc. Mr. Rollins is 69.

                                                                               SHARES OF
                                                                 DIRECTOR       COMPANY
NAME, PRINCIPAL OCCUPATION, CERTAIN OTHER DIRECTORSHIPS AND AGE   SINCE     COMMON STOCK(1)
---------------------------------------------------------------  --------   ---------------
FRANK S. ROYAL, M.D. is President and a member of Frank S.         1998            5,978(7)
  Royal, M.D., P.C. (family medicine). Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA Healthcare
  Corporation, CSX Corporation and Dominion Resources, Inc. Dr.
  Royal became a director of the Company when Crestar Financial
  Corporation was acquired by the Company in December 1998. Dr.
  Royal is 61.
JAMES B. WILLIAMS is Chairman of the Executive Committee of the    1984        2,292,402(8)
  Board of Directors of the Company. Prior to March 1998, he
  was Chairman of the Board of Directors and Chief Executive
  Officer of the Company. He is also a director of The
  Coca-Cola Company, Genuine Parts Company, Georgia-Pacific
  Corporation, Rollins, Inc. and RPC, Inc. Mr. Williams is 67.

DIRECTORS WHOSE TERMS EXPIRE IN 2003
J. HYATT BROWN is Chairman of the Board, President and Chief       1984           52,000(9)
  Executive Officer of Brown & Brown, Inc., an insurance
  agency. He is also a director of BellSouth Corporation, FPL
  Group, Inc., International Speedway Corporation, SCPIE
  Holdings Inc. and Rock-Tenn Company. Mr. Brown is 63.
ALSTON D. CORRELL is Chairman of the Board and Chief Executive     1997           16,201(10)
  Officer of Georgia-Pacific Corporation, a manufacturer and distributor of pulp, paper and building products. He is also a director of Mirant Corporation and Norfolk Southern Corp.
  Mr. Correll is 59.
DAVID H. HUGHES is Chairman of the Board and Chief Executive       1984           50,240(11)
  Officer of Hughes Supply, Inc., a distributor of construction materials. He is also a director of Brown & Brown, Inc. and
  Lanier Worldwide, Inc. Mr. Hughes is 57.
G. GILMER MINOR, III is Chairman of the Board and Chief            1998            9,658(12)
  Executive Officer of Owens & Minor, Inc., a national
  distributor of hospital and medical supplies. Mr. Minor was named Chairman of Owens & Minor, Inc. in May 1994 and also serves as a director. He became a director of the Company
  when Crestar Financial Corporation was acquired by the
  Company in December 1998. Mr. Minor is 60.

DIRECTORS WHOSE TERMS EXPIRE IN 2002
A. W. DAHLBERG is Chairman of the Board and Chief Executive        1996            5,000(13)
  Officer of The Southern Company, an investor-owned electric utility group. He will retire as Chief Executive Officer of
  The Southern Company on March 1, 2001 and as Chairman of the
  Board in April 2001 and will remain Chairman of the Board of
  Mirant Corporation. He will serve as a director of The
  Southern Company until April 1, 2001, and also serves as a director of Equifax Inc. and Protective Life Corporation. Mr.
  Dahlberg is 60.
L. PHILLIP HUMANN is Chairman of the Board, President and Chief    1991          577,712(14)
  Executive Officer of the Company. He is a director of
  Coca-Cola Enterprises Inc., Equifax Inc. and Haverty
  Furniture Companies, Inc. Mr. Humann is 55.
M. DOUGLAS IVESTER retired as Chairman of the Board and Chief      1998           32,000(15)
  Executive Officer of The Coca-Cola Company on February 17,
  2000. He served as President and Chief Operating Officer of
  The Coca-Cola Company from July 1994 until elected Chairman of the Board and Chief Executive Officer in October 1997. He
  is a director of Georgia-Pacific Corporation. Mr. Ivester is
  53.

                                                                               SHARES OF
                                                                 DIRECTOR       COMPANY
NAME, PRINCIPAL OCCUPATION, CERTAIN OTHER DIRECTORSHIPS AND AGE   SINCE     COMMON STOCK(1)
---------------------------------------------------------------  --------   ---------------
JOSEPH L. LANIER, JR. is Chairman of the Board and Chief           1984           19,600(16)
  Executive Officer of Dan River, Inc., a textile manufacturing company. He is also a director of Dimon, Inc., Flowers
  Industries, Inc., Torchmark Corporation and Waddell & Reed
  Financial, Inc. Mr. Lanier is 69.

---------------

 (1) Company Common Stock beneficially owned as of December 31, 2000. As of such date, no nominee or director was a beneficial owner of more than 1% of the outstanding shares of Company Common Stock. Except as otherwise indicated, each director possessed sole voting and investment power with respect to all shares set forth opposite his or her name.
 (2) Includes 2,000 shares that are the subject of exercisable stock options.
 (3) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 556 shares of Common Stock equivalents credited to Mr. Daft's stock account under the Company's Directors Deferred Compensation Plan.
 (4) Includes 2,000 shares that are the subject of exercisable stock options. Mr. Johnston shares voting and investment power with respect to 48,000 shares. Mr. Johnston disclaims beneficial ownership of 3,036 shares. Does not include 3,060 shares of Common Stock equivalents credited to Mr. Johnston's stock account under the Company's Directors Deferred Compensation Plan.
 (5) Includes 2,000 shares that are the subject of exercisable stock options. Includes 504,000 shares held by two foundations of which Mr. Prince is a trustee. Does not include 5,122 shares of Common Stock equivalents credited to Mr. Prince's stock account under the Company's Directors Deferred Compensation Plan.
 (6) Includes 2,000 shares that are the subject of exercisable stock options. Mr. Rollins shares voting and investment power with respect to 20,168 shares.
 (7) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 1,714 shares of Common Stock equivalents credited to Dr. Royal's account under Crestar's Directors' Equity Program.
 (8) Includes 202,000 shares that are the subject of exercisable stock options. Also includes 1,110,346 shares held by three foundations of which Mr. Williams is one of a number of Trustees; Mr. Williams disclaims beneficial ownership of all such shares. Mr. Williams shares investment power with respect to 194,328 shares. Does not include 18,046 shares of Common Stock equivalents credited to Mr. Williams' stock account under the Company's 401(k) Excess Plan.
 (9) Includes 2,000 shares that are the subject of exercisable stock options.
(10) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 3,680 shares of Common Stock equivalents credited to Mr. Correll's stock account under the Company's Directors Deferred Compensation Plan.
(11) Includes 2,000 shares that are the subject of exercisable stock options.
(12) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 1,490 shares of Common Stock equivalents credited to Mr. Minor's account under Crestar's Directors' Equity Program.
(13) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 3,863 shares of Common Stock equivalents credited to Mr. Dahlberg's stock account under the Company's Directors Deferred Compensation Plan.

(14) Includes 25,651 shares held for the benefit of Mr. Humann under the Company's 401(k) Plan. Mr. Humann shares investment power with respect to 151,553 shares. Does not include 7,261 shares of Common Stock equivalents credited to Mr. Humann's stock account under the Company's 401(k) Excess Plan. Includes 140,000 shares of Common Stock equivalents granted in exchange for restricted stock.
(15) Includes 2,000 shares that are the subject of exercisable stock options. Does not include 2,775 shares of Common Stock equivalents credited to Mr. Ivester's stock account under the Company's Directors Deferred Compensation Plan.
(16) Includes 2,000 shares that are the subject of exercisable stock options. Mr. Lanier disclaims beneficial ownership of 4,000 shares. Does not include 2,068 shares of Common Stock equivalents credited to Mr. Lanier's stock account under the Company's Directors Deferred Compensation Plan.

PRINCIPAL SHAREHOLDER AND MANAGEMENT STOCK OWNERSHIP

     The following sets forth certain information concerning persons known to the Company who may be considered a beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of January 1, 2001.

                                                                    SHARES          PERCENT
NAME AND ADDRESS                                              BENEFICIALLY OWNED    OF CLASS
----------------                                              ------------------    --------
SunTrust Bank...............................................      40,707,367(1)(2)   13.74%
  303 Peachtree St., N.E.
  Atlanta, Georgia 30308

---------------

(1) The shares shown were held by SunTrust Bank, a subsidiary of the Company, in various fiduciary or agency capacities. SunTrust Bank had sole voting power with respect to 21,146,390 of such shares and it shared voting power with respect to 1,273,079 of such shares, not including shares referred to in
    Note 2 below. SunTrust Bank had sole investment power with respect to 13,729,654 of the total shares set forth above and it shared investment power with respect to 7,874,669 of such shares, not including the shares referred to in Note 2 below. The Company and SunTrust Bank disclaim any beneficial interest in any of such shares.
(2) Includes 16,617,242 shares held by SunTrust Bank as Trustee under the Company's 401(k) Plan. Shares of Company Common Stock allocated to a participant's account are voted by the Trustee in accordance with instructions from such participant. Shares for which there are no instructions from participants are not voted.

     The following table sets forth the number of shares of Company Common Stock beneficially owned on December 31, 2000 by certain executive officers of the Company and by all directors and executive officers of the Company as a group (33 persons) and the percentage of the Company's outstanding shares owned by such group.

BENEFICIAL OWNER                                       SHARES BENEFICIALLY OWNED(1)   PERCENT OF CLASS(2)
----------------                                       ----------------------------   -------------------
John W. Clay, Jr.....................................             112,565
Theodore J. Hoepner..................................             169,883
John W. Spiegel......................................             231,951
James M. Wells III...................................             324,649
All Directors and Executive Officers as a Group......           5,656,768                    1.91%

---------------

(1) Includes the following shares subject to exercisable stock options: Mr. Clay, 15,800 shares; Mr. Hoepner, 19,800 shares; Mr. Spiegel, 19,800 shares; Mr. Wells, 231,063 shares; all other executive officers, 202,033 shares. Does not include the following common stock equivalents granted in exchange for restricted stock:

    Mr. Clay, 40,000 shares; Mr. Hoepner, 72,000 shares; Mr. Spiegel, 84,000 shares; all other executive officers, 410,000 shares.
(2) Outstanding shares represent the 296,266,329 shares of Company Common Stock outstanding on December 31, 2000, increased by the 202,033 shares subject to employee stock options referred to in Note 1. No executive officer owns 1% or more of the outstanding shares of Company Common Stock.

BOARD COMMITTEES, ATTENDANCE AND COMPENSATION

     The Company's Board of Directors has 3 standing committees -- the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee serves as the Nominating Committee. Regular meetings of the Board are held quarterly. The Executive Committee has and may exercise all the lawful authority of the full Board of Directors, except that the committee may not (1) approve, or propose to the shareholders, any action that lawfully must be approved by the shareholders, (2) fill vacancies on the Board of Directors or any of its committees, (3) amend the Articles of Incorporation, or adopt, amend, or repeal the Bylaws of the Company, or (4) approve a dissolution or merger of the Company or the sale of all or substantially all of the assets of the Company. The Executive Committee serves as the Nominating Committee and may make recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates and recommends nominees to the Board. The current members of the Executive Committee are Mr. Williams, Mr. Brown, Mr. Daft, Mr. Humann, Mr. Ivester and Mr. Johnston. The Executive Committee held 5 meetings during 2000.

     The Audit Committee has the responsibility of recommending the independent auditors; reviewing the annual plans of the independent auditors; approving the annual financial statements; reviewing regulatory reports; and reviewing the annual plan for the internal audit department, as well as a summary report of such department's findings and recommendations. The Audit Committee operates under a written charter, approved by the Board of Directors, which is attached to this Proxy Statement as Exhibit A. The current members of the Audit Committee are Mr. Hughes, Mrs. Frist, Mr. Prince, Mr. Rollins and Dr. Royal. All members of the Audit Committee are independent, as defined by the Rules of the New York Stock Exchange, where the Company's Common Stock is listed. The Audit Committee held 4 meetings during 2000.

     The Compensation Committee is responsible for approving the compensation arrangements for senior management. It is also responsible for the oversight or administration of certain employee benefit plans, including the Stock Incentive Plans, Management Incentive Plan, Performance Unit Plan, 401(k) Excess Plan, Performance Bonus Plan, Supplemental Executive Retirement Plan and ERISA Excess Retirement Plan. The current members of the Compensation Committee are Mr. Lanier, Mr. Correll, Mr. Dahlberg and Mr. Minor. The Compensation Committee held 5 meetings during 2000.

     During 2000, the Board of Directors held 5 meetings. All the Company's directors attended at least 75% of the Board meetings and meetings of committees on which they served. Each director who is not also an employee of the Company or its subsidiaries received an annual retainer of $45,000 in 2000 and was paid a fee of $1,500 for each Board or committee meeting attended. Directors also received a grant of 2,000 non-qualified stock options which vested immediately and have a 10 year term. Directors serving as directors of the Company's subsidiaries only receive meeting attendance fees for service on those Boards. Directors may defer fees payable to them under the Company's Directors Deferred Compensation Plan. The return on such deferred amount is determined, at the election of the director, as if such funds had been invested in Company Common Stock or at a floating interest rate equal to the prime interest rate in effect at SunTrust Bank computed on a quarterly basis.

     Mr. Williams, the former Chairman of the Board and Chief Executive Officer of the Company who retired on March 21, 1998, is serving as a non-employee director of the Company and Chairman of the Executive Committee. Mr. Williams has been provided with an office, office equipment and supplies, general secretarial support, a Company car and parking space, reimbursement of country club fees and assessments, and use of the Company airplane to and from Board and committee meetings and when representing the Company at national, corporate, community and civic events. Tax and estate planning services and security system monitoring for his homes are also provided. Any tax liability as a result of this support, except for director's fees, will be fully grossed-up by the Company.

CRESTAR DIRECTORS' DEFERRED BENEFITS

     Mr. Minor and Dr. Royal, both former Crestar directors who are now directors of the Company, receive compensation consistent with Company directors' compensation. They also participate in a Crestar directors' program providing deferred benefits based on 1996 director awards plus their prior elective deferrals of Crestar retainers. These benefits are calculated in Common Stock equivalents and paid, after their directorship ends, in whole shares of Company Common Stock, with cash for any fractional share.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     Executive officers are elected annually by the Board following the Annual Meeting of Shareholders to serve for a 1 year term and until their successors are elected and qualified. The following table sets forth the name of each executive officer of the Company and the principal positions and offices he holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company or a principal subsidiary for at least 5 years.

NAME                                                   INFORMATION ABOUT EXECUTIVE OFFICERS
----                                                   ------------------------------------
L. Phillip Humann....................  Chairman of the Board, Chief Executive Officer and President of the
                                         Company.
John W. Clay, Jr.....................  A Vice Chairman of the Company since August 2000 with management oversight of SunTrust Bank and responsibility for corporate and investment banking. From 1997 until August 2000 he was an
                                         Executive Vice President of the Company. Prior to 1997, he was
                                         Chief Executive Officer of the Company's Tennessee banking operations. Mr. Clay is 59.
Theodore J. Hoepner..................  A Vice Chairman of the Company since August 2000 with responsibility for the Company's technology and operations functions, asset quality, efficiency and quality initiatives, Human Resources and
                                         Legal and Regulatory Affairs. From 1997 until August 2000 he was an Executive Vice President of the Company, with responsibility for the Company's Florida banking operations, SunTrust Service
                                         Corporation, Human Resources and efficiency and quality
                                         initiatives. Mr. Hoepner is 59.
John W. Spiegel......................  A Vice Chairman of the Company since August 2000 with responsibility for the Company's finance-related functions. Mr. Spiegel is also
                                         Chief Financial Officer, a position he has held for more than 5 years. Prior to August 2000 he was an Executive Vice President of
                                         the Company. Mr. Spiegel is 59.

NAME                                               INFORMATION ABOUT EXECUTIVE OFFICERS
----                                               ------------------------------------
James M. Wells III...................  A Vice Chairman of the Company since August 2000 with responsibility for oversight of the Company's commercial,
                                         retail, mortgage and private client services lines of
                                         business. He also has senior executive responsibility for
                                         the Company's marketing and corporate strategy units, as
                                         well as product management. From January 2000 to August
                                         2000 Mr. Wells served as President and Chief Executive
                                         Officer of the Company's Mid-Atlantic region. From 1997 to
                                         January 2000 he served as President and Chief Operating
                                         Officer of Crestar Financial Corporation and Crestar Bank.
                                         Mr. Wells is 54.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     Decisions regarding the compensation of the Company's executives are made by the Compensation Committee of the Board (the "Committee"). Each member of the Committee is a non-employee director. The Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Committee places considerable importance on its oversight of the design and administration of an executive compensation program.

OBJECTIVES OF EXECUTIVE COMPENSATION

     The objectives of the Company's executive compensation programs are to: (1) increase shareholder value, (2) improve the overall performance of the Company,
(3) increase the success of the business unit directly impacted by the executive's leadership and performance, and (4) enhance the performance of the individual executive.

COMPENSATION PHILOSOPHY

     The general philosophy underlying the Company's executive compensation programs is designed to:

     - Aid the Company in attracting, retaining and motivating high-performing executives.

     - Provide competitive levels of compensation commensurate with the achievement of the Company's annual and long-term performance goals.

     - Reward superior corporate and individual performance.

     Executive compensation programs are reviewed and evaluated relative to those of the Company's peer group. However, the Company places greater emphasis on programs that provide incentive compensation rewards that are closely linked to the Company's performance. The peer group includes superregional banks such as Bank of America Corporation, Bank One Corp., First Union Corporation, FleetBoston Financial Corp., KeyCorp, Mellon Financial Corp., Northern Trust Corp., PNC Financial Services Group, Inc., Wachovia Corporation and Wells Fargo & Company. For senior executives, base salaries are targeted toward the conservative end of the competitive range compared to the peer group. Variable compensation opportunity closely aligned with strategic business objectives and linked to corporate performance represents a significant part of the total compensation package. Thus, depending on the Company's performance in any particular year, an executive officer may receive compensation above or below the levels of pay for similarly situated executives within the peer group.

COMPONENTS OF EXECUTIVE COMPENSATION

     The three primary components of executive compensation are:

     - Base Salary

     - Cash Incentive Plans

     - Stock Incentive Plans

BASE SALARY

     Base salary is designed to provide reasonable levels of compensation to executives while helping the Company manage fixed labor expense. Therefore, the Committee believes that executive officer base salaries should be at the conservative end of a market-competitive range. Salaries for top executives are reviewed annually and are based on:

     - Job scope and responsibilities.

     - Corporate, business unit, and individual performance (performance measures may include but are not limited to net income, earnings per share, return on assets, return on equity, growth, achievement of specific goals, etc.).

     - Competitive salaries for similar positions.

     - Length of service.

     - Subjective factors.

CASH INCENTIVE PLANS

     The Company maintains two cash incentive plans:

     - The Management Incentive Plan, which focuses on annual performance goal attainment.

     - The Performance Unit Plan, which focuses on performance over a 3 year period.

     These variable compensation plans are designed so that: (1) the executive receives a bonus only if the Company or applicable subsidiary or business unit achieves specified performance objectives, and (2) a significant portion of the executive's total compensation is at risk.

  Management Incentive Plan

     The Management Incentive Plan (MIP) is a 1 year plan designed to support the Company's strategic business objectives, promote the attainment of profit plans and revenue goals, reward achievement of individual performance objectives and encourage teamwork. Performance measures were changed for the 2000 plan year to better support the Company's new operating model. Financial and non-financial performance measures are established for each participant and assigned a weighting factor. For each performance measure target, threshold and maximum performance benchmarks are developed. These performance measures and performance benchmarks are set for a 1 year period and are aimed at increasing short-term performance results. Each participant is assigned a target incentive award opportunity expressed as a percentage of the participant's base wages. Achievement of target performance benchmarks for each performance measure produces a target incentive award payment. Performance results between the threshold performance benchmarks and target performance benchmarks produce an award less than the target award opportunity percentage. Performance results above the target performance benchmarks produce an award greater than the target award opportunity percentage. Maximum performance benchmarks are set at a level reflective of very ambitious earnings goals which can only be attained when business results are exceptional, thus, justifying the higher award payments. The net earnings performance benchmarks were adjusted in 2000 to exclude expenses related to the acquisition of Crestar.

     Participation in MIP is limited to a group of key employees who have a material impact on Company performance. The participants are selected by the Committee and include the executive officers named in this Proxy Statement and approximately 600 other key employees at different levels of participation. Awards earned under MIP are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. These payouts are set forth in the Summary Compensation Table under the heading "Bonus".

  Performance Unit Plan

     The purpose of the Performance Unit Plan ("PUP") is to promote the long-term interests of the Company and its shareholders and to motivate, retain and reward those executives who contribute significantly to the Company's financial performance. Participation in this plan is limited to a select group of executive management who have significant impact upon the long-term growth and profitability of the Company. Approximately 220 executives were designated by the Committee for participation in the plan. Each participant is awarded a number of performance units, based upon the level of position held within the Company and individual performance, with an initial value of $30.00 per unit. The final value of a unit is determined at the conclusion of the 3 year performance cycle. Two performance measurements are set for each 3 year performance cycle which correspond to a minimum, target, and maximum unit value. These performance measurements are: (1) a 3 year cumulative consolidated net income goal, and (2) a 3 year cumulative earnings per share goal. At the end of each performance cycle, the payout value is determined by actual net income and earnings per share for the 3 year period. The measurement which yields the highest unit value is the one that is used. This method was employed due to the Company's share purchase program and the desire not to penalize executives for this strategy. Straight line interpolation is used to calculate payout values between minimum, target, and maximum levels. In 2000, the targets were adjusted to exclude expenses related to the acquisition of Crestar. These payouts are set forth in the Summary Compensation Table under the heading "LTIP Payouts."

STOCK INCENTIVE PLANS

     One of the Committee's priorities is to encourage executives to be significant shareholders to better ensure that the interests of executives are closely aligned with the interests of shareholders. The Company's executive officers have a significant equity stake in the Company, as reflected in the beneficial ownership information contained in this Proxy Statement.

  2000 Stock Plan

     The 2000 Stock Plan (the "2000 Stock Plan") was adopted by the Board in February 2000, and approved by the shareholders at the 2000 Annual Meeting. The 2000 Stock Plan provides for grants of options to purchase Company Common Stock, awards of restricted shares of Company Common Stock (which may be subject to both grant and forfeiture conditions), and grants of stock appreciation rights ("SARs"). There are 14,000,000 shares of Company Common Stock reserved for use under the 2000 Stock Plan, of which 4,000,000 may, but need not be, granted as restricted stock. The 2000 Stock Plan is administered by the Committee, which has the sole authority to grant options, SARs and restricted stock. The 2000 Stock Plan has been used by the Committee to make stock-based incentives important factors in attracting, retaining, and rewarding employees and to closely align employee interests with those of the Company's shareholders. Competitive grants of non-qualified stock options and incentive stock options were made to key employees in 2000. The grants to the 5 named executive officers are presented in the Option Grants During Year Ended December 31, 2000 table.

  1995 Stock Plan

     The 1995 Executive Stock Plan (the "1995 Stock Plan") was designed to use stock-based incentives to focus executives and other eligible participants on long-term performance of the Company and to attract and retain qualified employees. No further grants will be made under the 1995 Stock Plan.

     Performance based restricted stock ("Performance Stock") is a stock based incentive vehicle made available to executives under the 1995 Stock Plan. Performance Stock grants were made in 1996. Awards of Performance Stock occur as the stock price increases in increments of 20% over the grant date value. For each 20% increase in stock price, 20% of the shares granted are "awarded" to the participant. Eighty percent of the shares granted in 1996 have been awarded because the stock price had increased 80%. To receive the remaining awards under the 1996 grant, the price of the stock must double from the price on the grant date to $91.10 per share. Performance Stock that is awarded is held in escrow by the Company, but executives receive dividends and voting rights on all shares awarded to them. Most of the awarded shares are distributed on the earliest of the following dates: (i) 15 years after the date shares are awarded; (ii) when a participant turns 64; (iii) in the event of death or disability of a participant; or (iv) in the event of a change in control of the Company. However, in 1998 certain Performance Stock agreements were amended to provide that approximately 40% of all Performance Stock granted became fully vested on February 10, 2000 and were no longer subject to the service and forfeiture conditions. There have been no grants of Performance Stock since 1996.

  401(k) Plan Matching Contributions

     The Company matches a percentage of eligible employee contributions to the Company's qualified 401(k) Plan after the employee has completed one year of service with the Company. The matching contributions are made in Company Common Stock.

  401(k) Excess Plan

     The Company also maintains an unfunded non-qualified 401(k) Excess Plan to provide benefits for certain participants that would have otherwise been provided under the 401(k) Plan except for the imposition of certain statutory limits on benefits that may be provided under qualified plans. Under the 401(k) Excess Plan, the Company credits to an account for each participant an amount equal to the contribution to the 401(k) Plan that otherwise would have been made but for statutory limitations on participant contributions. Amounts credited to a participant's account generally provide phantom investment choices similar to those allowed under the 401(k) Plan except that participants may not elect Company Common Stock. The amounts the Company contributed to the 401(k) Plan and the 401(k) Excess Plan on behalf of the 5 named executive officers are included in the amounts shown in the Summary Compensation Table under the heading "All Other Compensation."

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the 4 other highest paid executive officers at the end of such year ("Covered Employees") will not be deductible for federal income tax purposes unless certain conditions are met. One such condition is that the compensation qualify as "performance-based compensation." In addition to other requirements for qualification as performance-based compensation, shareholders must be advised of and must approve the material terms of the performance goals under which compensation is to be paid, and under certain conditions, must reapprove the material terms of the performance goals every 5 years. The Company intends that awards to Covered Employees under the MIP, PUP and the 2000 Stock Plan qualify as performance-based compensation within the meaning of Section 162(m). On February 8, 2000, the Board of Directors of the Company approved the 2000 Stock Plan and certain amendments to MIP and PUP which were designed to ensure that, to the extent possible, awards payable under the 2000 Stock Plan, MIP and PUP would be fully deductible by the Company for purposes of Section 162(m). At the 2000 Annual Meeting, the Company's shareholders approved the material terms of the performance goals under which compensation is paid under the 2000 Stock Plan, MIP and PUP.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The executive compensation policy described above is applied in setting Mr. Humann's compensation. Mr. Humann participates in the same executive compensation plans available to other executive officers. His

2000 cash compensation was $1,108,750. Thirty-seven percent of this amount was earned in performance-driven incentives. Mr. Humann had a base salary of $808,750. In keeping with the Committee's desire for the Chief Executive Officer to maintain a long-term focus for the Company, much of Mr. Humann's variable compensation is provided through PUP. Mr. Humann earned a PUP award of $300,000 for the 1998-00 PUP cycle. This represented a payout at the target unit value of $30.00 and is the result of the Company achieving the cumulative earnings per share target that was set by the Committee prior to the start of the 1998-00 cycle. In addition, Mr. Humann was granted a non-qualified stock option for 150,000 shares of Company Common Stock.

SUMMARY

     The Committee believes that this mix of conservative market-based salaries, potentially significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on shareholder value creation.

     Submitted by the Compensation Committee of the Company's Board of Directors.

     Joseph L. Lanier, Jr., Chairman
     Alston D. Correll
     A. W. Dahlberg
     G. Gilmer Minor, III

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2000 with management and the independent auditors, Arthur Andersen LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Arthur Andersen LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Arthur Andersen LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with Arthur Andersen LLP.

     Based on the discussions with management and Arthur Andersen LLP, the Audit Committee's review of the representations of management and the report of Arthur Andersen LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2000.

     Submitted by the Audit Committee of the Company's Board of Directors.

     David H. Hughes, Chairman
     Patricia C. Frist
     Larry L. Prince
     R. Randall Rollins
     Frank S. Royal, M.D.

                           ARTHUR ANDERSEN LLP'S FEES

AUDIT FEES

     Arthur Andersen LLP billed the Company an aggregate of $1,681,500 for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Forms 10-Q for 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were earned by Arthur Andersen LLP for any information technology services (of the type described in Rule 2-01(c)(4)(ii)(B) of Regulation S-X) during 2000.

ALL OTHER FEES

     Arthur Andersen LLP billed the Company an aggregate of $1,370,936 for all services rendered by Arthur Andersen LLP to the Company during 2000 other than the audit and information technology services described above.

     The Audit Committee of the Board of Directors has considered whether the provision of the information technology services and other services covered in the two previous paragraphs are compatible with maintaining Arthur Andersen LLP's independence.

     Arthur Andersen LLP has been selected as auditors of the Company for 2001. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

                               SHAREHOLDER RETURN

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Major Regional Bank Composite Index for the 5 years commencing December 31, 1995 and ended December 31, 2000.

                                                                                                           S & P BANKS (MAJOR
                                                  SUNTRUST BANKS, INC.              S & P 500                   REGIONAL)
                                                  --------------------              ---------              ------------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    146.78                      122.96                      136.64
12/97                                                    216.10                      163.98                      205.46
12/98                                                    234.98                      210.84                      227.01
12/99                                                    215.78                      255.22                      194.78
12/00                                                    203.17                      231.98                      249.38

* Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1998, 1999 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to each of the 5 most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                                   ------------------------------------
                                       ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                                 -------------------------------   -----------------------   ----------
                                                          OTHER                 SECURITIES                    ALL
                                                         ANNUAL    RESTRICTED     UNDER-                     OTHER
NAME AND PRINCIPAL                                       COMPEN-     STOCK        LYING         LTIP        COMPEN-
POSITION                  YEAR    SALARY      BONUS      SATION     AWARD(1)     OPTIONS      PAYOUTS      SATION(2)
------------------        ----   --------    --------    -------   ----------   ----------   ----------    ---------
L. Phillip Humann.......  2000   $808,750    $     --    $ 8,775          --     150,000     $  300,000     $30,506
  Chairman of the Board,  1999    700,000     525,510     14,240          --      75,000        600,000      30,195
  President and Chief     1998    590,000     351,553      4,420          --          --        600,000      22,002
  Executive Officer
James M. Wells III......  2000    570,833     315,000(3)   5,676          --      90,000             --      55,390
  Vice Chairman           1999    505,759(3)  300,000(3)      --          --      15,000             --      41,897
                          1998    500,000(4)  418,400(5)      --   2,295,000(6)  118,128(7)   1,568,818(8)   64,995
John W. Spiegel.........  2000    478,750          --      2,814          --      50,000        180,000      17,955
  Vice Chairman           1999    455,000     273,265      5,853          --      15,000        360,000      21,709
  and Chief Financial
  Officer                 1998    425,000     253,237         --          --          --        360,000      17,020
Theodore J. Hoepner.....  2000    409,487          --     14,968          --      50,000        138,000      15,834
  Vice Chairman           1999    365,000     182,659         --          --      15,000        276,000      17,316
                          1998    340,000     129,393         --          --          --        276,000      13,725
John W. Clay, Jr........  2000    408,750          --      2,398          --      50,000        138,000      15,113
  Vice Chairman           1999    360,000     180,157      9,057          --      15,000        276,000      16,606
                          1998    320,000     121,782      3,506          --          --        276,000      12,876

---------------

(1) Performance-based restricted stock ("Performance Stock") is held by certain of the executive officers listed above, under the Company's 1986 Stock Plan and the 1995 Stock Plan. Three events must occur with respect to the Performance Stock set forth above before the executive takes full title to the Performance Stock. Shares generally are granted, awarded, become vested and finally are distributed. After Performance Stock is granted by the Compensation Committee, 20% increments are awarded if and when there are comparable 20% increases in the average price of the Company's Common Stock from the initial price at the time of grant. Most of the awarded shares vest and are distributed on the earliest of the following dates: (i) 15 years after the date shares are awarded to participants; (ii) at attaining age 64;
    (iii) in the event of the death or disability of a participant; or (iv) in the event of a change in control of the Company as defined in the 1986 Stock Plan or the 1995 Stock Plan. Approximately 40% of the granted shares became fully vested as of February 10, 2000 and are no longer subject to service and forfeiture conditions. The individuals set forth in the table above held (were granted), subject to the terms and conditions of the 1986 Stock Plan or the 1995 Stock Plan, the number of shares of restricted stock, including Performance Stock, with a value as of December 31, 2000, as follows: Messrs. Humann 330,000 shares, $20,790,000; Clay 81,000 shares, $5,103,000; Hoepner
    145,000 shares, $9,135,000; and Spiegel 200,000 shares, $12,600,000. As described above, not all such shares have been awarded and about 40% of the shares held by most of the individuals named in this footnote have vested. The price of the Company's Common Stock would have to reach $91.10 for a certain period of time before all the shares listed in this footnote would be awarded. Dividends were paid in 2000 on shares of awarded restricted stock as follows: Messrs. Humann $473,600; Clay $115,440; Hoepner $210,160; and Spiegel $287,120.
(2) Amounts contributed by the Company to the 401(k) Plan and credited under the 401(k) Excess Plan. Also includes Company premiums paid on term life insurance. For Mr. Wells, includes the actuarial equivalent of benefits from Company premiums on a split-dollar life insurance policy and above market interest earned on deferred compensation.
(3) In accordance with his employment agreement with the Company entered into in connection with the acquisition of Crestar.
(4) The 1998 base salary for Mr. Wells was set by Crestar's Human Resources and Compensation Committee (the "Crestar Committee") and targeted to be at the median level of financial institutions in Crestar's regional peer group.
(5) Amounts awarded to Mr. Wells for 1998 under Crestar's Management Incentive Plan based on Crestar's return on equity and the Crestar Committee's evaluation of individual performance.
(6) 30,000 shares of restricted stock were granted to Mr. Wells by the Compensation Committee under the 1995 Stock Plan in accordance with his employment agreement with the Company entered into in connection with the acquisition of Crestar. These shares will vest and be awarded to Mr. Wells at the earliest of the following dates: (i) at the end of his employment agreement period, which is December 31, 2001, (ii) occurrence of an event that would fully vest all stock granted under the 1995 Stock Plan, (iii) death, (iv) disability, (v) termination of employment by the Company without cause and (vi) termination of employment by Mr. Wells for good reason. As of December 31, 2000, these shares had a value of $1,890,000. Mr. Wells received dividends of $44,400 in 2000 on these shares.
(7) 90,000 of these options were granted to Mr. Wells pursuant to his employment agreement with the Company. The remaining 28,128 options represent 29,300 converted Crestar options that were granted by the Crestar Committee in January 1998 pursuant to Crestar's customary procedures for annual option grants to executives.
(8) Value of performance share payouts in stock and cash to Mr. Wells under the Value Share Programs established under Crestar's 1993 Stock Incentive Plan. Under Value Share II, the payout was determined at July 20, 1998, the date of the agreement for the acquisition of Crestar, based on Crestar's attained stock growth appreciation since January 1997 and its peer group ranking for stock price appreciation. Under Value Share III, a pro rata payout was also made at July 20, 1998 for performance shares granted to 25 top executives to reinforce Crestar's top 5 long-term strategic goals.

OPTION GRANTS, EXERCISES AND HOLDINGS

     The following table contains information concerning the grant of stock options to the Company's named executive officers as of the end of the last fiscal year. The Company did not award any stock appreciation rights during the last fiscal year.

                           OPTION GRANTS DURING YEAR
                            ENDED DECEMBER 31, 2000

                                                                   INDIVIDUAL GRANTS
                                            ---------------------------------------------------------------
                                            NUMBER OF     % OF TOTAL
                                            SECURITIES     OPTIONS
                                            UNDERLYING    GRANTED TO    EXERCISE                 GRANT DATE
                                             OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION    PRESENT
NAME                                         GRANTED     FISCAL YEAR    SHARE(1)       DATE       VALUE(2)
----                                        ----------   ------------   ---------   ----------   ----------
L. Phillip Humann.........................   150,000        5.264        51.125      11/14/10    $3,000,000
James M. Wells III........................    40,000        1.404        50.50         3/6/10       847,600
                                              50,000        1.755        51.125      11/14/10     1,000,000
John W. Spiegel...........................    50,000        1.755        51.125      11/14/10     1,000,000
Theodore J. Hoepner.......................    50,000        1.755        51.125      11/14/10     1,000,000
John W. Clay, Jr..........................    50,000        1.755        51.125      11/14/10     1,000,000

---------------

(1) Under the 1995 Stock Plan and the 2000 Stock Plan, the exercise price must not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options may be exercised using cash, Company Common Stock or a combination of both.

(2) These values were established using the Black-Scholes stock option valuation model. For all grants except the grant of an option for 40,000 shares to Mr. Wells, the Black-Scholes value, an estimate based on assumptions about future stock price volatility and dividend yield, was 39.13% of the stock price on the date of grant. The estimated volatility of 28.97% and dividend yield of 1.95% were based on historical data from the prior 3 years. The estimated value also reflects a risk-free rate of return of 5.88% and a 10-year option term. The Black-Scholes value for Mr. Wells' grant of an option for 40,000 shares was 41.97% of the stock price on the date of grant. This Black-Scholes ratio was based on an estimated volatility of 27.91%, dividend yield of 1.72%, a risk-free rate of return of 6.62% and a 10-year option term. Use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Company Common Stock during the applicable period.

     The following table sets forth information with respect to the named executives concerning the exercise of options during 2000 and unexercised options held as of December 31, 2000.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                        DECEMBER 31, 2000 OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                              SHARES                               2000                  AT DECEMBER 31, 2000
                             ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                        ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
L. Phillip Humann.........     3,300      $111,787.50           0        238,200      $        0     $2,213,550
James M. Wells III........        --               --     231,063        195,000       8,222,651      1,093,750
John W. Spiegel...........        --               --      19,800         78,200         648,450      1,026,050
Theodore J. Hoepner.......        --               --      19,800         78,200         648,450      1,026,050
John W. Clay, Jr..........        --               --      15,800         78,200         517,450      1,026,050

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning the Company's Performance Unit Plan ("PUP"). The PUP provides for the award of performance units ("Units"), each with a target grant value, to key employees of the Company and its subsidiaries by the Compensation Committee. The grant value and number of Units awarded to a participant for each performance measurement cycle is determined by the Compensation Committee as of the grant date. The final value of the Units granted under each award may range from zero to 200% of the grant value and is determined by the Compensation Committee at the end of each performance measurement cycle based on the achievement of either consolidated net income goals or earnings per share goals established by the Compensation Committee for that cycle. Payment of an award earned under the PUP is contingent upon continuous employment with the Company until the end of the award cycle, except for payments made in the event of retirement, death, disability or a change in control.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2000

                                                         PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                                         PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                               NUMBER     MATURATION    -------------------------------
NAME                                          OF UNITS    OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
----                                          --------   ------------   ---------   --------   --------
L. Phillip Humann...........................   12,000      3 years      $180,000    $360,000   $720,000
James M. Wells III..........................    6,000      3 years        90,000     180,000    360,000
John W. Spiegel.............................    6,000      3 years        90,000     180,000    360,000
Theodore J. Hoepner.........................    6,000      3 years        90,000     180,000    360,000
John W. Clay, Jr............................    6,000      3 years        90,000     180,000    360,000

PENSION PLANS

     The following table shows estimated combined retirement benefits payable to a covered participant at normal retirement age under the Company's Retirement Plan, ERISA Excess Retirement Plan ("ERISA Excess Plan") and Supplemental Executive Retirement Plan ("SERP") as described below.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                                  -------------------------------------------------
REMUNERATION                                          15           20           25       30 OR MORE
------------                                      ----------   ----------   ----------   ----------
$ 500,000.......................................  $  300,000   $  300,000   $  300,000   $  300,000
   600,000......................................     360,000      360,000      360,000      360,000
   700,000......................................     420,000      420,000      420,000      420,000
   800,000......................................     480,000      480,000      480,000      480,000
   900,000......................................     540,000      540,000      540,000      540,000
 1,000,000......................................     600,000      600,000      600,000      600,000
 1,100,000......................................     660,000      660,000      660,000      660,000
 1,200,000......................................     720,000      720,000      720,000      720,000
 1,600,000......................................     960,000      960,000      960,000      960,000
 1,800,000......................................   1,080,000    1,080,000    1,080,000    1,080,000
 2,000,000......................................   1,200,000    1,200,000    1,200,000    1,200,000
 2,200,000......................................   1,320,000    1,320,000    1,320,000    1,320,000
 2,400,000......................................   1,440,000    1,440,000    1,440,000    1,440,000

     The Company's Retirement Plan is a noncontributory pension plan for the benefit of eligible employees of the Company and its subsidiaries. The Company has also established the ERISA Excess Plan to pay benefits to certain Retirement Plan participants that exceed the benefits payable to such Plan participants under the Retirement Plan as a result of federal tax restrictions. In addition, the SERP provides benefits to certain key employees of the Company and its subsidiaries as designated by the Compensation Committee. There are 2 tiers to the SERP. Both tiers provide benefits to certain key employees of the Company and its subsidiaries. All 5 named executive officers are eligible for the tier 1 benefit. The maximum annual benefit payable under the tier 1 SERP will equal 60% of the executive's covered compensation. For tier 1 SERP participants, covered compensation is defined as the average of the sum of the 3 full calendar years of base salary, Management Incentive Plan and Performance Unit Plan awards earned out of the 5 full calendar years immediately preceding the executive's retirement that will produce the highest average. The maximum annual benefit payable under the tier 2 SERP will equal 50% of the executive's covered compensation. For tier 2 SERP participants, covered compensation is defined as the average of the sum of the 3 full calendar years of base salary plus annual bonus earned out of the 5 full calendar years immediately preceding the executive's retirement that will produce the highest average. The SERP benefit is reduced by annual benefits payable at retirement under the Retirement Plan, the ERISA Excess Plan, Social Security benefits at age 65, and certain other nonqualified, unfunded retirement arrangements maintained by the Company. Upon retirement, the SERP benefit will be paid in the form of a lump sum that is actuarially equivalent to a life annuity if the participant is unmarried or that is actuarially equivalent to a 50% joint and survivor annuity if the participant is married. Certain SERP participants are grandfathered at the 100% joint and survivor level. Retirement benefits under the SERP vested for all tier 1 participants on February 10, 2000.

     The compensation earned in 2000 for the individuals named in the Summary Compensation Table included for the computation of benefits payable under the SERP and credited years of service are as follows: Messrs. Humann, $1,108,750, 31 years of service; Clay, $546,750, 33 years of service; Hoepner, $547,487, 32 years of service; Spiegel, $658,750, 35 years of service; and Wells, $885,833, 32 years of service.

     The SERP provides for tier 1 participants that in the event of a change in control of the Company (as defined in the SERP), for participants who are involuntarily terminated or who terminate for good reason within 3 years after a change in control, benefits would be calculated using the highest compensation for any 12 consecutive month period during the 60 consecutive month period which ends immediately before the termination of employment. Furthermore, credited service will be increased by the lesser of 36 full months or the number of months between the normal retirement date and the date of termination. Termination for good reason means a termination made primarily because of a failure to elect or reelect a participant to a position held with the Company prior to the change in control or a substantial change or reduction in responsibilities or compensation. The SERP further provides that in the event of a termination as described above, participants in the SERP will continue to receive health, life and disability benefit coverage for up to 2 years after such termination.

     Mr. Wells' employment agreement with the Company, as more fully described below, provides that on termination of employment and at his election, he may choose to receive either the benefit calculated under the Company's SERP or the benefit calculated under Crestar's SERP. Under Crestar's SERP, Mr. Wells has completed the 20 years of service required for an annual benefit from the SERP and other qualified and nonqualified pension plans, beginning at age 60 and payable for his lifetime, equal to 50% of the average of his 3 highest years of compensation (calculated using base salary plus bonus). This annual benefit is projected to be approximately $442,917 beginning at age 60, based on Mr. Wells' eligible compensation through 2000.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL AGREEMENTS

     In connection with the agreement to acquire Crestar entered into in July 1998, the Company and James M. Wells III entered into an employment agreement providing for the employment of Mr. Wells from December 31, 1998 until December 31, 2001. Under the terms of the agreement, Mr. Wells received a base salary of $505,759 in 1999, $570,833 in 2000, and will receive no less than $550,000 in
2001, plus he received an annual bonus of $300,000 for 1999, $315,000 for 2000, and is entitled to receive for 2001 the greater of (i) $330,000 or (ii) the aggregate amount paid to Mr. Wells for such year under SunTrust's existing MIP and PUP. Mr. Wells also received on December 31, 1998 a grant of 30,000 shares of restricted Company Common Stock and a 10 year option to acquire an aggregate of 90,000 shares of Company Common Stock with an exercise price per share of $76.50 (subject to anti-dilution provisions). Mr. Wells was granted an option to acquire 15,000 shares of Company Common Stock in 1999, and was granted options to acquire 90,000 shares of Company Common Stock in 2000. Mr. Wells will be granted options for at least 15,000 shares of Company Common Stock in 2001. All such awards will vest on December 31, 2001. When his employment with the Company ends, Mr. Wells is also entitled to elect a supplemental retirement benefit under either the SunTrust SERP or the Crestar SERP (as each such plan was in effect on July 20, 1998). In addition, if any payments received by Mr. Wells are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Wells will be entitled to receive an additional amount necessary to make him whole with respect to such excise tax.

     The Company has entered into change in control agreements with each of the executive officers named in the Summary Compensation Table, and certain other officers. If the executive officer's employment is terminated by the Company without cause, or by the executive officer for good reason, during a period of up to 3 years following a change in control of the Company, the executive officer will receive severance benefits, including (i) a lump sum payment of up to 3 years (2 years for certain other officers) of the executive officer's base salary and bonus; (ii) a portion of the full bonus which would have been payable to the executive if such executive had remained employed through the end of such year; (iii) up to 3 years (2 years for certain other officers) of additional benefits under the Company's retirement and benefit plans; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended. Each agreement requires the executive officer not to use or disclose any of the Company's confidential business information and not to compete with the Company. The change in control agreements confer no benefits upon termination of the officer's employment prior to a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Lanier, Correll, Dahlberg, Johnston and Minor, all of whom are independent, outside directors of the Company, served as members of the Compensation Committee during all or part of 2000. Mr. Theodore J.

Hoepner is a member of the Compensation Committee of the Board of Directors of Brown & Brown, Inc., of which Mr. J. Hyatt Brown is Chairman, President and Chief Executive Officer.

     During 2000, the Company's bank subsidiaries engaged in customary banking transactions and had outstanding loans to certain of the Company's directors, executive officers, their associates and members of the immediate families of certain directors and executive officers. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of management, these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company believes that all filing requirements under Section 16(a) were complied with during 2000 except for the inadvertent omission of a small number of shares of Company Common Stock in the initial holdings on Form 3 for each of Charles T. Hill and Craig J. Kelly, which was subsequently reported on each person's Form 5 for 2000.

                 SHAREHOLDER PROPOSALS FOR 2002 PROXY STATEMENT

     If a shareholder notifies the Company after January 15, 2002 of an intent to present a proposal at the Company's 2002 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

     Shareholders who intend to submit proposals to the Company's shareholders for action at the 2002 Annual Meeting and inclusion in the Company's Proxy Statement with respect to such meeting must submit such proposals so they are received by the Company no later than October 31, 2001 in order to be considered for inclusion in the Company's 2002 proxy materials. Shareholder proposals should be submitted to SunTrust Banks, Inc., Post Office Box 4418, Center 643, Atlanta, Georgia 30302, Attention: Corporate Secretary. All proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the Proxy Statement.

                             VOTING AT THE MEETING

     Each shareholder of record at the close of business on February 16, 2001 is entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each share of Company Common Stock entitles the holder to one vote on any matter coming before a meeting of shareholders of the Company. On February 16, 2001, the record date for the Annual Meeting, there were 297,694,752 shares of Company Common Stock outstanding.

     A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote shall be necessary for the election of directors. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting is required to take most other actions. Shares beneficially held in street name are counted for quorum purposes if such shares are voted on at least one matter to be considered at the meeting. Broker non-votes are neither counted for purposes of determining the number of affirmative votes required for approval of proposals nor voted for or against matters presented for shareholder consideration. Consequently, so long as a quorum is present, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions also are counted for purposes of determining the minimum number of affirmative votes required for approval of proposals and, accordingly, have the effect of a vote against those proposals. If a quorum is present, abstentions have no effect on the outcome of voting for directors.

     The cost of soliciting proxies will be borne by the Company. Corporate Investors Communications has been retained to assist in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by employees of the Company.

     The Board of Directors knows of no other matters which will be brought before this Annual Meeting. If other matters are properly introduced, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

March 1, 2001

                                                                       EXHIBIT A

                              SUNTRUST BANKS, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

1. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

     Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities; and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

2. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange (NYSE). The Audit Committee shall be comprised of four or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. In conjunction with other regulatory requirements, the Board will evaluate the Committee member's business relationships to determine that the business relationships do not impair independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. The Board views experience as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as acceptable criteria for the accounting or related financial management expertise requirement.

     Audit Committee members shall be elected annually by the Board of Directors. The Board of Directors shall elect one of the Audit Committee members Chairman. If the Audit Committee Chair is not present, the members of the Committee may designate a Chair by majority of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually, or more frequently as circumstances dictate, with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

3. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     3.1 Review Procedures -- Audit Committee Charter

     Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission (SEC) regulations.

     3.2 Review Procedures -- Financial Reporting

     Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

     Review the Company's annual proxy statement with management for purposes of recommending approval by the Board for dissemination to shareholders.

     In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     Prior to releasing year-end earnings (defined as filing with the SEC), discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with current auditing standards.

     Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Annually prepare a report to shareholders as required by the SEC. The report should be included in the Company's annual proxy statement.

     Review with financial management and the independent auditors the Company's quarterly financial results prior to filing the Form 10-Q with the SEC. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with current auditing standards. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     3.3 Independent Auditors

     The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     Approve the fees and other significant compensation to be paid to the independent auditors.

     On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     Review the independent auditors' audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     3.4 Internal Audit Department

     Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department as needed.

     Review the appointment, performance, and replacement of the senior internal audit executive.

     Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     3.5 Legal Compliance

     On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements.

     Review periodic reports of the Corporate Compliance Officer or the Company's counsel as to the organization's compliance with rules and regulations and inquiries received from regulators or government agencies.

     Review significant reports of inspections and examinations by federal and state regulators.

     Review annually the Company's reporting under FDICIA.

     3.6 Other Audit Committee Responsibilities

     Review periodic summary reports of the credit review process and review any significant reports and follow-up to those reports.

     Review periodic summary reports of the operations and risk management of the Private Client, Trust and Investment Services Line of Business and review any significant reports and follow-up to those reports.

     Review annually the report of internal control.

     Review annually the corporate contingency plan.

     Review periodically management's program for monitoring compliance with the Code of Conduct and ensure that management has established a system to enforce this Code.

     Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                              RECYCLED PAPER LOGO

          INSTRUCTIONS TO THE SUNTRUST BANKS, INC. 401(k) PLAN TRUSTEE

The undersigned hereby directs that all shares of SunTrust Banks, Inc. Common Stock allocated to his/her account under the SunTrust Banks, Inc. 401(k) Plan be voted at the SunTrust Banks, Inc. Annual Meeting of Shareholders to be held April 17, 2001, and at any adjournment thereof, in accordance with the following instructions for the matters described herein. For any other business that may properly come before the Annual Meeting, all such shares shall be voted as the Board of Directors may recommend. THIS INSTRUCTION IS SOLICITED BY THE BOARD OF DIRECTORS.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE    Please mark
VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.                                   your votes as
                                                                                    indicated        [ X ]
                                                                                  in this example


DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:

Proposal to elect as Directors: Patricia C. Frist to serve until the Annual Meeting of Shareholders in 2002, Douglas N. Daft to serve until the Annual Meeting of Shareholders in 2003, and Summerfield K. Johnston, Jr., Larry L. Prince, R. Randall Rollins, Frank S. Royal, M.D. and James B. Williams to serve until the Annual Meeting of Shareholders in 2004.

    FOR all nominees                   WITHHOLD                INSTRUCTIONS: To withhold authority to vote for any
 listed above (except as               AUTHORITY               individual nominee, write his or her name on the line below:
indicated to the contrary)        to vote for nominees
                                      listed above             ------------------------------------------------------------

     [  ]                                [  ]



                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)



                                                               March 1, 2001

[SUNTRUST LOGO]

To our employee shareholders:

    SunTrust successfully met its challenges in 2000, thanks primarily to the hard work of our employees. Your individual effort also will help us meet our goals for 2001. Our most significant competitive advantage is the talent, energy and expertise of our employees. Voting your shares of SunTrust stock, and by doing so having a voice at the annual meeting in the management of the Company, is a way that you can contribute individual effort essential to the continued success of the Company.

    We are sending you three items with this letter:

1. The 2000 SunTrust Banks, Inc. Annual Report which details our 15th year of consistently strong performance;

2. The Proxy Statement describing the business of the 2001 Annual Meeting scheduled for Tuesday, April 17, 2001; and

3. The Instructions to the Plan Trustee card, which gives you the guidelines you need TO VOTE YOUR SHARES IMMEDIATELY, following the instructions provided. Remember, the Trustee will only consider your shares for voting if your vote has been recorded.

Thank you for the contribution you make toward ensuring that SunTrust remains a premier financial institution.


                                          Sincerely,

                                          /s/ L. Phillip Humann
                                          -------------------------------------
                                          L. Phillip Humann
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                           The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2001 and a copy of the SunTrust Banks, Inc. 2000 Annual Report.



                           IMPORTANT: PLEASE DATE AND SIGN THIS INSTRUCTION EXACTLY AS YOUR NAME OR NAMES APPEAR TO THE LEFT.

                           Date                                      , 2001
                               --------------------------------------

                           Signature
                                    -------------------------------------------

                                       (CONTINUED ON THE OTHER SIDE)

                              FOLD AND DETACH HERE


DETACH  CARD         Please detach proxy at perforation before mailing.
                        OR YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

                         IF YOU ARE VOTING BY TELEPHONE
                OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.


   VOTE BY TELEPHONE            VOTE BY INTERNET              VOTE BY MAIL
Call TOLL-FREE using a       Access the Web site at    Return your proxy in the
  Touch-tone phone             WWW.VOTEFAST.COM            POSTAGE-PAID envelope
   1-800-250-9081              and cast your vote                 provided



                       VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
   Your telephone or Internet vote must be received by 5:00 p.m. Eastern Time on April 16, 2001, to be counted in the final tabulation.


YOUR CONTROL NUMBER IS

VOTE BY TELEPHONE
Have your proxy card available when you call the toll-free number 1-800-250-9081 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the Web site at WWW.VOTEFAST.COM. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m. Eastern Time, April 16, 2001, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

                                     PROXY
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 17, 2001.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John W. Spiegel and Raymond D. Fortin, and each of them, proxies with full power of substitution, to vote for the undersigned all shares of the Common Stock of SunTrust Banks, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, April 17, 2001, at 9:30 a.m. local time, in Room 225 on the 2nd floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, and at any adjournments thereof, upon the matters described below and in the accompanying Proxy Statement dated March 1, 2001, and upon any other business that may properly come before such Annual Meeting or any adjournments thereof.

     Pursuant to the Proxy Statement, said proxies are directed to vote as indicated on the reverse hereof, and otherwise as the Board of Directors may recommend with respect to any other business that may properly come before the meeting or at any adjournment thereof. By the execution of this Proxy, I acknowledge receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 1, 2001 and a copy of the SunTrust Banks, Inc. 2000 Annual Report.









                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                           --  FOLD AND DETACH HERE --




                           PLEASE COMPLETE THIS CARD
                                AND RETURN IT IN
                              THE ENVELOPE PROVIDED

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                                                              Please mark
                                                             your votes as  [X]
                                                              indicated in
                                                              this example
DIRECTORS RECOMMEND VOTING FOR THE FOLLOWING PROPOSAL:


Proposal to elect as Directors: Patricia C. Frist to serve until the Annual Meeting of Shareholders in 2002, Douglas N. Daft to serve until the Annual Meeting of Shareholders in 2003, and Summerfield K. Johnston, Jr., Larry L. Prince, R. Randall Rollins, Frank S. Royal, M.D. and James B. Williams to serve until the Annual Meeting of Shareholders in 2004.


   FOR all nominees             WITHHOLD         INSTRUCTIONS:  To withhold authority to vote for any individual nominee,
 listed above (except as        AUTHORITY                       write his or her name on the line below:
indicated to the contrary)  to vote for nominees
                              listed above       ---------------------------------------------------------------------------------
       [ ]                       [ ]

                                                                     -------------------------------------------------------------
                                                                                           Signature(s) of Shareholder

                                                                     -------------------------------------------------------------

                                                                     Date                                                    ,2001
                                                                         ---------------------------------------------------

                                                                     IMPORTANT: Please date sign this Proxy exactly as your name or names appear hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee,
                                                                     guardian, or other person signing in a representative
                                                                     capacity, must give his or her full title. A corporation must sign in full corporate name by its president or other
                                                                     authorized officer. A partnership must sign in partnership name by an authorized person.



                          --    FOLD AND DETACH HERE --


DETACH CARD       Please detach proxy at perforation before mailing.
                     OR YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

 IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.


  VOTE BY TELEPHONE          VOTE BY INTERNET            VOTE BY MAIL
Call TOLL-FREE using a     Access the WEB SITE at  Return your proxy in the
  Touch-tone phone           WWW.VOTEFAST.COM        POSTAGE-PAID envelope
   1-800-250-9081            and cast your vote           provided


                       VOTE 24 HOURS A DAY, 7 DAYS A WEEK!
   Your telephone or Internet vote must be received by 5:00 p.m. Eastern Time on April 16, 2001, to be counted in the final tabulation.


YOUR CONTROL NUMBER IS

VOTE BY TELEPHONE
Have your proxy card available when you call the toll-free number 1-800-250-9081 using a touch-tone phone. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY INTERNET
Have your proxy card available when you access the Web site at www.votefast.com. You will be prompted to enter your control number. Then follow the simple prompts to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: SunTrust Bank, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m. Eastern Time, April 16, 2001, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.